EXHIBIT 99.1

EMCORE Corporation Secures $25 Million Credit Facility with Bank of America

Albuquerque, New Mexico, October 3, 2008 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced the closing of a $25 million revolving credit facility with Bank of America. The asset-backed credit facility provides for borrowings up to $25 million and can be used for working capital, letters of credit and other general corporate purposes.

The credit facility, which incorporates both LIBOR and Prime-based borrowing alternatives, is subject to certain financial covenants and a borrowing base formula. The agreement matures in September 2011 and is secured by certain assets of the company.

“Given the current state of the credit markets, we are very pleased to enter into this agreement with Bank of America and appreciate the bank’s confidence in our future. This facility will serve to further strengthen our financial flexibility as we continue to pursue the company’s growth strategy,” said John M. Markovich, Chief Financial Officer of EMCORE Corporation.

Additional information can be found in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Safe Harbor

Statements in this press release that are not historical facts, and the assumptions underlying such statements, constitute "forward- looking statements" and assumptions underlying "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and involve a number of risks and uncertainties. Readers should also review the risk factors set forth in EMCORE's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. These forward-looking statements are made as of the date hereof, and EMCORE does not assume any obligation to update these statements.